Exhibit 10.18

Photogen Technologies, Inc
140 Union Square Drive
New Hope, PA ?8938
	Phone	(215) 862-6860
	Fax	(215) 862-7139

B. Jack DeFranco	June 6, 2003
7323 Vista Del Mar
La Jolla, CA 92037

Dear Jack:

I am pleased to extend to you our offer of employment to join Photogen Technologies, Inc. (“Photogen” or “Company”) as Senior Vice President.  This offer is being made to you contingent upon Photogen’s acquisition of the Imagent® business from Alliance Pharmaceutical Corp.

We are very excited by the prospect of acquiring the Imagent business.  You represent an important part of the business, and your future employment with us will be a significant step in ensuring our collective success.  After the acquisition of the Imagent business, Alliance will continue as a going concern.  You agree and acknowledge that we are a separate company and are not the successor employer to Alliance.

Your initial salary for this position will be $186,472.00 per year (less applicable withholding and deductions).  Payments will be made on a bi-weekly basis in accordance with Company policy.  Merit increases and bonuses, if any, will be at the sole discretion of the Board of Directors.  Your primary employment location will be at our office located in San Diego, California.  The Company will reimburse you for approved travel and related expenses, subject to proper documentation.

The Company will provide you with the following benefits.  Please note that we operate on a calendar year basis and thus, where appropriate, benefits accruing for the remainder of 2003 will be on a “pro-rata” basis;

•                                          As you currently are an employee of Alliance Pharmaceutical Corp receiving an offer to join Photogen, we are offering you a retention bonus payable as follows:

•                                          If you remain an employee of Photogen for one month following Photogen’s acquisition of the Imagent business, a payment equal to five percent of your initial base salary.

•                                          If you remain an employee of Photogen for a further five months following Photogen’s acquisition of the Imagent business (total of six months), a second payment equal to five percent of your initial base salary.

•                                          Vacation hours will be earned at your current rate of accrual.  All unused accrued vacation will be transitioned from Alliance to Photogen; should your unused vacation accrual exceed our maximum levels, no additional vacation hours will accrue until vacation hours are taken and reduced to the new maximum accruals listed below.  This will be effective on the date of acquisition.  Maximum accruals for current employees will “cap” at the same level as those for new employees (below).  Increases in vacation accrual based on years of service will occur at the beginning of the 6th and 11th years of employment including your years of service while at Alliance.

•                                          The new-hire vacation earnings schedule:

•                                          Bands 1 -3 Non-Exempt Employees

2 weeks annually — Maximum accrual: 2 x annual (4 weeks)

•                                          Bands 1 -4 Exempt Employees

3 weeks annually — Maximum accrual: 1.5 X annual (4.5 weeks)

•                                          Band 5 Exempt Employees

4 weeks annually — Maximum accrual: 1.25 x annual (5 weeks)

•                                          Nine Company holidays plus two discretionary “floating” days, i.e., Alliances original vacation schedule, including President’s Day and a Spring Holiday.  The Company will remain open between the Christmas and New Year’s Day holidays.

•                                          Company sponsored medical and dental coverage for you and eligible dependents; premiums will be shared between the Company and the employee.

•                                          Sick Leave will accrue per pay period, to a maximum of 8 days annually, and can be accumulated for a period of two years (or 16 days).  Because sick time may only be used for an actual illness of you or, pursuant to applicable law, of your child, parent, spouse or domestic partner, accrued, unused sick leave will not be paid out on termination.

•                                          Salary deferral under our 401(k) Plan (currently, the Company does not make any contribution to the 401(k) Plan).

•                                          Other benefits at the discretion of the Company.

In addition, upon your acceptance of this offer, you will be awarded stock options to purchase 170,000 shares of Photogen Technologies, Inc.’s common stock at an exercise price equal to the closing price per share on the date of our acquisition of the Imagent business, under a four-year ratable vesting schedule.  These options are subject to an Option Award Agreement, which you will be required to sign after joining the Company.

You acknowledge and agree that your employment with Photogen is based on the mutual consent of the Company and yourself.  Therefore, either the Company or you are free to terminate the employment at will.  This means that you are free to quit at any time and that the Company is free to terminate your employment for any reason, with or without cause, and with or without notice, at any time.  You also acknowledge and agree that the Company has the right to change your compensation, duties, assignments, responsibilities or geographical location of your job at any time, with or without cause.  No representative of the Company has the authority to make any contrary oral agreement and the at-will nature of the employment relationship with the Company may only be altered by a writing executed by the Company’s President.

If the Company terminates you for any reason other than for cause, the Company will pay you severance according to its policy in effect at that time.  All severance payments will be paid on a bi-weekly basis in accordance with the Company’s regular payroll schedule.  Notwithstanding the foregoing, the Company reserves its right to amend or terminate its severance policy at any time and from time to time.  If the Company does terminate its severance policy, you will be notified of such termination.  If you terminate your employment or are terminated for cause, the Company will not make any severance payments.  “Cause” means:

•                                          Willful failure or refusal to perform your duties hereafter where such duties are not performed to the Company’s reasonable satisfaction within thirty (30) days after written notice to you (and termination shall be effective as of the end of such 30-day period); or

•                                          Conviction of, or pleading of guilty or nolo contendre to, any criminal offense or the commission by the Employee of any act involving dishonesty, embezzlement, fraud, breach of trust or moral turpitude (and termination shall be effective upon written notice to you).

As a condition of your employment, you are also required to sign the enclosed Employee Confidentiality, Inventions and Non-competition Agreement (“Confidentiality Agreement”).  You must also provide proof of citizenship or of your ability to be employed in the United States.

Please signify your acceptance of our offer by signing and dating this letter and the Confidentiality Agreement and returning the originals to me by the date of the closing of the acquisition, after which time, this offer expires.  The other copies are for your records.

We look forward to you joining the Photogen team.

Sincerely,

/s/ Taffy Williams
Taffy Williams, Ph.D.
President and Chief Executive Officer

ACCEPTED BY:

/s/ Jack DeFranco

Printed name:	JACK DeFRANCO

Dated:	06/09/03

Encl.:   Employee Confidentiality, Inventions and Non-Competition Agreement